                                                                    Exhibit 12.2
[CAPTION]

                                                                              The Rouse Company and Subsidiaries

                                                                   Computation of Ratio of Earnings to Combined Fixed Charges
                                                                         and Preferred Stock Dividend Requirements
                                                                                  (dollars in thousands)

                                                                                    Year ended December 31,
                                                                   -------------------------------------------------------------
                                                                      1995         1994         1993         1992         1991
                                                                   ---------     --------     --------     --------     --------
Earnings (loss) before income taxes, extraordinary loss
 and cumulative effect of change in accounting principle           $  10,169     $ 13,336     $  3,072     $(20,783)    $  5,245

Fixed charges:
 Interest costs                                                      219,838      220,971      219,705      221,907      219,538
 Capitalized interest                                                 (6,875)      (7,388)      (8,899)     (15,098)     (21,243)
 Amortization of debt issuance costs                                   2,527        2,146        2,801        3,571        3,173
 Distributions on Company-obligated mandatorily redeemable
  preferred securities of a trust holding solely Parent Company
  subordinated debt securities                                         1,204            -            -            -            -
 Portion of rental expense representative of
  interest factor (1)                                                  8,266       10,788       15,988       14,739       15,265
 Support for debt service costs provided to affiliates
  accounted for under the equity method                                    -            -           31          389        1,106

Adjustments to earnings (loss):
 Minority interest in earnings of majority-owned subsidiaries
  having fixed charges                                                 2,026        2,234        1,909        1,747        2,118
 Undistributed earnings of less than 50%-owned subsidiaries             (189)        (564)         (68)         (84)        (540)
 Previously capitalized interest amortized into earnings:
  Depreciation of operating properties (2)                             3,764        3,670        3,605        3,474        3,145
  Cost of land sales (3)                                               1,421        1,580        1,627        1,295          928

   Earnings available for fixed charges and                        ---------     --------     --------     --------     --------
    Preferred stock dividend requirements                           $242,151     $246,773     $239,771     $211,157     $228,735
                                                                   =========     ========     ========     ========     ========
 Combined fixed charges and Preferred stock
  dividend requirements:
  Interest costs                                                    $219,838     $220,971     $219,705     $221,907     $219,538
  Amortization of debt expense                                         2,527        2,146        2,801        3,571        3,173
  Distributions on Company-obligated mandatorily redeemable
   preferred securities of a trust holding solely Parent Company
   subordinated debt securities                                        1,204            -            -            -            -
  Portion of rental expense representative of
   interest factor (1)                                                 8,266       10,788       15,988       14,739       15,265
  Support for debt service costs provided to affiliates
   accounted for under the equity method                                   -            -           31          389        1,106
  Preferred stock dividend requirements (4)                           24,402       21,802       18,968            -            -
                                                                   ---------     --------     --------     --------     --------
    Total fixed charges                                             $256,237     $255,707     $257,493     $240,606     $239,082
                                                                   =========     ========     ========     ========     ========
 Ratio of earnings to fixed combined charges
  and Preferred stock dividend requirements (5)                           -            -            -            -            -
                                                                   =========     ========     ========     ========     ========
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(1) Includes (a) 80% of minimum rentals, the portion of such rentals considered to be a reasonable estimate of the interest factor and (b) 100% of contingent rentals of $3,644,000, $6,232,000, $10,006,000, $8,106,000 and
     $8,458,000 for the years ended December 31, 1995, 1994, 1993, 1992, and
     1991, respectively.
(2)  Represents an estimate of depreciation of capitalized interest costs based on the Company's established depreciation policy and an analysis of interest costs capitalized since 1971.
(3)  Represents 10% of cost of land sales, the portion of such cost considered to be a reasonable estimate of the interest factor.
(4)  Represents estimated pre-tax earnings required to cover Preferred stock dividend requirements. All amounts are calculated based on actual Preferred stock dividends and an estimated effective tax rate of 40%.
(5)  Total combined fixed charges and Preferred stock dividend requirements exceeded the Company's earnings available for combined fixed charges and
     Preferred stock dividend requirements by $14,086,000, $8,934,000,
     $17,722,000, $29,449,000 and $10,347,000 for the years ended December 31,
     1995, 1994, 1993, 1992 and 1991, respectively.